Exhibit 99.1

Owens Corning Delivers Record Full-Year 2022 Results

TOLEDO, Ohio – February 15, 2023 - Owens Corning (NYSE: OC), a global building and construction materials leader, today reported fourth-quarter and full-year 2022 results.

•Reported Net Sales Increase of 15% in 2022 to $9.8 Billion
•Produced Full-Year Net Earnings of $1.2 Billion
•Expanded 2022 Adjusted EBIT Margins to 18% and Adjusted EBITDA Margins to 23%
•Delivered Diluted EPS of $12.70 and Adjusted Diluted EPS of $12.88
•Generated Operating Cash Flow of $1.8 Billion and Free Cash Flow of $1.3 Billion, Conversion of 104%
•Returned $931 Million, or 71%, of Free Cash Flow to Shareholders through Dividends and Share Repurchases

“Our strong performance in 2022 demonstrated the resiliency of our team, the strength of our businesses, and the earnings power of our company amid changing market conditions. During the year, we continued to advance our enterprise strategy, positioning the company for long-term success,” said Board Chair and Chief Executive Officer Brian Chambers. “While we anticipate our markets in 2023 will be more challenging, we remain focused on outperforming the market and delivering value for our shareholders.”

Enterprise Performance

($ in millions, except per share amounts)	Fourth-Quarter				Full-Year
	2022	2021	Change		2022	2021	Change
Net Sales	$2,285	$2,131	$154	7%	$9,761	$8,498	$1,263	15%
Net Earnings Attributable to OC	124	227	(103)	(45%)	1,241	995	246	25%
Adjusted EBIT	333	325	8	2%	1,762	1,415	347	25%
As a Percent of Net Sales	15%	15%	N/A	N/A	18%	17%	N/A	N/A
Adjusted EBITDA	460	452	8	2%	2,267	1,904	363	19%
As a Percent of Net Sales	20%	21%	N/A	N/A	23%	22%	N/A	N/A
Diluted EPS	1.32	2.23	(0.91)	(41%)	12.70	9.54	3.16	33%
Adjusted Diluted EPS	2.49	2.20	0.29	13%	12.88	9.29	3.59	39%
Operating Cash Flow	675	335	340	101%	1,760	1,503	257	17%
Free Cash Flow	535	162	373	230%	1,314	1,087	227	21%

Enterprise Strategy Highlights

•In 2022, the company continued to advance its strategy to strengthen its core building and construction products and expand into new product adjacencies, which will increase its addressable markets in higher growth segments, including:

◦The acquisition of WearDeck®, a premium producer of composite weather-resistant decking for commercial and residential applications.

◦The acquisition of Natural Polymers, LLC, an innovative manufacturer of spray polyurethane foam insulation for building and construction applications.

◦The acquisition of the remaining 50% interest in an existing joint venture based in the U.S., that produces high-quality wet-formed fiberglass mat for roofing applications.

◦The formation of a joint venture with Pultron Composites to manufacture industry-leading fiberglass rebar.

◦The sale of its European dry-use chopped strand manufacturing assets located in Chambéry, France.

•Owens Corning continues to invest in accelerating new product and process innovation to support customers and generate additional growth. In 2022, it launched 54 new or refreshed products, up 13% compared with 2021.

•Owens Corning sustained a high level of safety performance in 2022 with a recordable incident rate (RIR) of 0.65.

•Owens Corning continues to be recognized as a leader in environmental, social, and governance matters. In the fourth quarter, the company earned a place on the Dow Jones Sustainability World Index for the 13th consecutive year.

Cash Returned to Shareholders

•During 2022, the company returned $931 million to shareholders through dividends and share repurchases. The company paid dividends of $136 million and repurchased 9.2 million shares of common stock for $795 million.

•In December 2022, Owens Corning announced its Board of Directors declared quarterly cash dividends of $0.52 per common share, an approximately 50% increase compared with the associated prior quarterly dividends.

•In December, Owens Corning’s Board of Directors approved a share repurchase authorization for up to 10 million shares of the company’s common stock. This was in addition to its previously announced share buyback program that had 4.4 million shares available for repurchase under the prior authorization as of the end of 2022.

“Earnings expansion, along with our ongoing disciplined management of working capital, operating expenses, and capital investments, drove record free cash flow generation in 2022 of $1.3 billion and conversion of 104%,” said Executive Vice President and Chief Financial Officer Ken Parks. “During the year, we returned 71% of free cash flow to shareholders through dividends and share repurchases, while deploying capital in support of our enterprise strategy. We remain committed to maintaining our investment-grade balance sheet and returning approximately 50% of free cash flow to shareholders over time through dividends and share repurchases.”

Other Notable Highlights

•As announced in December, Owens Corning completed the sale of its operations in Russia.

2022 Segment Performance

Full-Year

•Composites net sales increased 14% to $2.7 billion in 2022 compared with 2021, primarily due to higher selling prices and the favorable impact of customer mix partially offset by lower volumes and ongoing currency headwinds. EBIT increased $122 million to $498 million, with 19% EBIT margins, on higher selling prices, which offset input cost inflation and increased transportation costs as well as lower volumes and other manufacturing costs.

•Insulation net sales increased 17% to $3.7 billion compared with 2021, as a result of higher selling prices and favorable mix more than offsetting ongoing currency headwinds and slightly lower volumes. EBIT increased $166 million to $612 million, with 16% EBIT margins, on higher selling prices, which offset energy, material, and transportation inflation, production downtime, and other manufacturing costs.

•Roofing net sales increased 14% to $3.7 billion compared with 2021, primarily due to higher selling prices partially offset by lower volumes. EBIT increased $78 million to $831 million, with 23% EBIT margins, mainly due to higher selling prices, which offset cost inflation, primarily asphalt, and other manufacturing costs.

Fourth-Quarter

•Composites net sales decreased 3% to $589 million in fourth-quarter 2022 compared with fourth-quarter 2021, primarily due to lower volumes and unfavorable currency translation partially offset by higher selling prices. EBIT decreased $34 million to $64 million, with 11% EBIT margins, on ongoing input cost inflation, as well as lower volumes and the impact of production downtime and other manufacturing costs, which were partially offset by higher selling prices.

•Insulation net sales increased 11% to $956 million in fourth-quarter 2022 compared with fourth-quarter 2021, as a result of higher selling prices and a full quarter of sales from Natural Polymers partially offset by lower volumes and unfavorable currency translation. EBIT increased $25 million to $153 million, with 16% EBIT margins, on higher selling prices, which offset ongoing energy, material, and transportation inflation as well as the impact related to other manufacturing costs and production downtime.

•Roofing net sales increased 12% to $799 million in fourth-quarter 2022 compared with fourth-quarter 2021, primarily due to higher selling prices partially offset by lower volumes. EBIT increased $17 million to $168 million, with 21% EBIT margins, primarily due to higher selling prices, partially offset by cost inflation, primarily asphalt, as well as the impact of other manufacturing costs and lower volumes.

First-Quarter and Full-Year 2023 Outlook

•The key economic factors that impact the company’s businesses are residential repair and remodeling activity, U.S. housing starts, global commercial construction activity, and global industrial production.

•In the near term, the company expects many of its end markets to be more challenging as the impacts of ongoing inflation, higher interest rates, and continued geopolitical uncertainties result in a decelerating global economic environment.

•For first-quarter 2023, the company expects overall performance to result in a moderate decline of net sales, versus the comparable quarter in the prior year, with EBIT margins of low to mid-teens.

Current 2023 financial outlook is presented below.

General Corporate Expenses	$195 million to $205 million
Interest Expense	$95 million to $105 million
Effective Tax Rate on Adjusted Earnings	24% to 26%
Cash Tax Rate on Adjusted Earnings	26% to 28%
Capital Additions	Approximately $520 million
Depreciation and Amortization	$520 million to $530 million

The inability to predict the amount and timing of items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures, including adjusted earnings, impracticable. Please see the end of this release for more information.

Fourth-Quarter 2022 Conference Call and Presentation
Wednesday, February 15, 2023
9 a.m. Eastern Time

All Callers

•Live dial-in telephone number: U.S. 1.844.200.6205; Canada 1.833.950.0062; and other international +1.929.526.1599.
•Entry number: 687873 (Please dial in 10-15 minutes before conference call start time)
•Live webcast: https://events.q4inc.com/attendee/250747915

Telephone and Webcast Replay

•Telephone replay will be available one hour after the end of the call through February 22, 2023. In the U.S., call 1.866.813.9403. In Canada, call 1.226.828.7578. In other international locations, call +44 204.525.0658.
•Conference replay number: 431709.
•Webcast replay will be available for one year using the above link.

About Owens Corning

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We are global in scope, human in scale with approximately 19,000 employees in 31 countries dedicated to generating value for our customers and shareholders, and making a difference in the communities where we work and live. Founded in 1938 and based in Toledo, Ohio, USA, Owens Corning posted 2022 sales of $9.8 billion. For more information, visit www.owenscorning.com.

Use of Non-GAAP Measures

Owens Corning uses non-GAAP measures in its earnings press release that are intended to supplement investors' understanding of the company's financial information. These non-GAAP measures include EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, adjusted earnings, adjusted diluted earnings per share attributable to Owens Corning common stockholders ("adjusted EPS"), adjusted pre-tax earnings, and free cash flow. When used to report historical financial information, reconciliations of these non-GAAP measures to the corresponding GAAP measures are included in the financial tables of this press release. Specifically, see Table 2 for EBIT, adjusted EBIT, EBITDA, and adjusted EBITDA, Table 7 for adjusted earnings and adjusted EPS, and Table 8 for free cash flow.

For purposes of internal review of Owens Corning's year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not representative of ongoing operations. The non-GAAP financial measures resulting from these adjustments (including adjusted EBIT, adjusted EBITDA, adjusted earnings, adjusted EPS, and adjusted pre-tax earnings) are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Management believes that these adjustments result in a measure that provides a useful representation of its operational performance; however, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with GAAP.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the company's ability to generate cash to pursue opportunities that enhance shareholder value. The company defines free cash flow as net cash flow provided by operating activities, less cash paid for property, plant and equipment. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to the company's mandatory debt service requirements. Free cash flow is used internally by the company for various purposes, including reporting results of operations to the Board of Directors of the company and analysis of performance.

Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net earnings attributable to Owens Corning as prepared in accordance with GAAP.

When the company provides forward-looking expectations for non-GAAP measures, the most comparable GAAP measures and a reconciliation between the non-GAAP expectations and the corresponding GAAP measures are generally not available without unreasonable effort due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods. The variability in timing and amount of adjusting items could have significant and unpredictable effect on our future GAAP results.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: levels of residential and commercial or industrial construction activity; demand for our products; supply constraints and increases in the cost of energy, particularly natural gas, as a result of the ongoing conflict in Ukraine; availability and cost of raw materials; industry and economic conditions including, but not limited to, supply chain disruptions, recessionary conditions, inflationary pressures and interest rate volatility, that affect the market and operating conditions of our customers, suppliers or lenders; levels of global industrial production; competitive and pricing factors; relationships with key customers and customer concentration in certain areas; issues related to acquisitions, divestitures and joint ventures or expansions; climate change, weather conditions and storm activity; legislation and related regulations or interpretations, in the United States or elsewhere; domestic and international economic and political conditions, policies or other governmental actions, as well as war and civil disturbance (such as Russia's invasion of Ukraine); changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, catastrophes, pandemics, theft or sabotage; environmental, product-related or other legal and regulatory liabilities, proceedings or actions; research and development activities and intellectual property protection; issues involving implementation and protection of information technology systems; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; our ability to achieve expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; loss of key employees and labor disputes or shortages; and defined benefit plan funding obligations; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of February 15, 2023, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Media Inquiries:	Investor Inquiries:
Todd Romain	Amber Wohlfarth
419.248.7826	419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News

Table 1
Owens Corning and Subsidiaries
Consolidated Statements of Earnings
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
NET SALES	$2,285	$2,131	$9,761	$8,498
COST OF SALES	1,715	1,572	7,145	6,281
Gross margin	570	559	2,616	2,217
OPERATING EXPENSES
Marketing and administrative expenses	217	209	803	757
Science and technology expenses	33	28	106	91
Gain on equity method investment	—	—	(130)	—
Other expenses (income), net	141	(1)	123	(69)
Total operating expenses	391	236	902	779
OPERATING INCOME	179	323	1,714	1,438
Non-operating (income)	(3)	(2)	(9)	(10)
EARNINGS BEFORE INTEREST AND TAXES	182	325	1,723	1,448
Interest expense, net	27	29	109	126
Loss on extinguishment of debt	—	—	—	9
EARNINGS BEFORE TAXES	155	296	1,614	1,313
Income tax expense	33	69	373	319
Equity in net earnings of affiliates	—	1	—	1
NET EARNINGS	122	228	1,241	995
Net (loss) earnings attributable to non-redeemable and redeemable noncontrolling interests	(2)	1	—	—
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$124	$227	$1,241	$995
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$1.33	$2.25	$12.85	$9.61
Diluted	$1.32	$2.23	$12.70	$9.54
WEIGHTED AVERAGE COMMON SHARES
Basic	93.1	100.9	96.6	103.5
Diluted	94.2	101.7	97.7	104.3

Table 2
Owens Corning and Subsidiaries
EBIT Reconciliation Schedules
(unaudited)

Adjusting (expense) income items to EBIT are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Restructuring costs	$(19)	$(12)	$(48)	$(34)
Gain on sale of land in India	—	—	—	15
Gains on sale of certain precious metals	—	12	18	53
Intangible assets impairment charge	(96)	—	(96)	—
Recognition of acquisition inventory fair value step-up	—	—	—	(1)
Acquisition and divestiture-related costs	(2)	—	(7)	—
Gain on sale of Shanghai, China facility	—	—	27	—
Gain on remeasurement of Fiberteq equity investment	—	—	130	—
Loss on sale of Chambery, France DUCS business	(1)	—	(30)	—
Loss on sale of Russian operations	(33)	—	(33)	—
Total adjusting items	$(151)	$—	$(39)	$33

The reconciliation from net earnings attributable to Owens Corning to EBIT and Adjusted EBIT, and the reconciliation from EBIT to EBITDA and adjusted EBITDA are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$124	$227	$1,241	$995
Net (loss) earnings attributable to non-redeemable and redeemable noncontrolling interests	(2)	1	—	—
NET EARNINGS	122	228	1,241	995
Equity in net earnings of affiliates	—	1	—	1
Income tax expense	33	69	373	319
EARNINGS BEFORE TAXES	155	296	1,614	1,313
Interest expense, net	27	29	109	126
Loss on extinguishment of debt	—	—	—	9
EARNINGS BEFORE INTEREST AND TAXES	182	325	1,723	1,448
Less: Adjusting items from above	(151)	—	(39)	33
ADJUSTED EBIT	$333	$325	$1,762	$1,415
Net sales	$2,285	$2,131	$9,761	$8,498
ADJUSTED EBIT as a % of Net sales	15%	15%	18%	17%

EARNINGS BEFORE INTEREST AND TAXES	$182	$325	$1,723	$1,448
Depreciation and amortization	131	132	531	502
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION	313	457	2,254	1,950
Less: Adjusting items from above	(151)	—	(39)	33
Accelerated depreciation included in restructuring	(4)	(5)	(26)	(13)
ADJUSTED EBITDA	$460	$452	$2,267	$1,904
Net sales	$2,285	$2,131	$9,761	$8,498
ADJUSTED EBITDA as a % of Net sales	20%	21%	23%	22%

Table 3
Owens Corning and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net earnings	$1,241	$995
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	531	502
Deferred income taxes	37	44
Provision for pension and other employee benefits liabilities	2	2
Stock-based compensation expense	51	50
Intangible assets impairment charge	96	—
Loss on extinguishment of debt	—	9
Gains on sale of certain precious metals	(18)	(53)
Gain on equity method investment	(130)	—
Net loss on sale of assets or affiliates	36	—
Other adjustments to reconcile net earnings to cash provided by operating activities	2	9
Change in operating assets and liabilities:
Changes in receivables, net	(14)	(28)
Changes in inventories	(287)	(227)
Changes in accounts payable and accrued liabilities	363	302
Changes in other operating assets and liabilities	(81)	(65)
Pension fund contributions	(8)	(21)
Payments for other employee benefits liabilities	(11)	(13)
Other	(50)	(3)
Net cash flow provided by operating activities	1,760	1,503
NET CASH FLOW USED FOR INVESTING ACTIVITIES
Cash paid for property, plant and equipment	(446)	(416)
Derivative settlements	44	(4)
Proceeds from the sale of assets or affiliates	212	89
Investment in subsidiaries and affiliates, net of cash acquired	(417)	(42)
Other	(16)	(4)
Net cash flow used for investing activities	(623)	(377)
NET CASH FLOW USED FOR FINANCING ACTIVITIES
Payments on long-term debt	—	(193)
Purchase of noncontrolling interest	(9)	—
Dividends paid	(136)	(108)
Net (decrease) increase in short-term debt	(5)	4
Purchases of treasury stock	(795)	(570)
Finance lease payments	(30)	(23)
Other	1	9
Net cash flow used for financing activities	(974)	(881)
Effect of exchange rate changes on cash	(22)	(3)
Net increase in cash, cash equivalents and restricted cash	141	242
Cash, cash equivalents and restricted cash at beginning of period	966	724
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,107	$966
DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$319	$244
Cash paid during the year for interest	$123	$133

Table 4
Owens Corning and Subsidiaries
Consolidated Balance Sheets
(unaudited)
(in millions, except per share data)

	December 31,	December 31,
ASSETS	2022	2021
CURRENT ASSETS
Cash and cash equivalents	$1,099	$959
Receivables, less allowances of $11 at December 31, 2022 and $9 at December 31, 2021	961	939
Inventories	1,334	1,078
Assets held for sale	45	—
Other current assets	117	121
Total current assets	3,556	3,097
Property, plant and equipment, net	3,729	3,873
Operating lease right-of-use assets	204	158
Goodwill	1,383	990
Intangible assets, net	1,602	1,617
Deferred income taxes	16	31
Other non-current assets	262	249
TOTAL ASSETS	$10,752	$10,015
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,345	$1,095
Current operating lease liabilities	52	49
Other current liabilities	707	553
Total current liabilities	2,104	1,697
Long-term debt, net of current portion	2,992	2,960
Pension plan liability	78	77
Other employee benefits liability	118	157
Non-current operating lease liabilities	152	109
Deferred income taxes	388	376
Other liabilities	299	304
Total Liabilities	6,131	5,680
Redeemable noncontrolling interest	25	—
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	4,139	4,092
Accumulated earnings	3,794	2,706
Accumulated other comprehensive deficit	(681)	(581)
Cost of common stock in treasury (c)	(2,678)	(1,922)
Total Owens Corning stockholders’ equity	4,575	4,296
Noncontrolling interests	21	39
Total equity	4,596	4,335
TOTAL LIABILITIES AND EQUITY	$10,752	$10,015

(a)10 shares authorized; none issued or outstanding at December 31, 2022 and December 31, 2021
(b)400 shares authorized; 135.5 issued and 91.9 outstanding at December 31, 2022; 135.5 issued and 100.4 outstanding at December 31, 2021
(c)43.6 shares at December 31, 2022 and 35.1 shares at December 31, 2021

Table 5
Owens Corning and Subsidiaries
Segment Information
(unaudited)

Composites
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$589	$608	$2,660	$2,341
% change from prior year	-3%	11%	14%	19%
EBIT	$64	$98	$498	$376
EBIT as a % of net sales	11%	16%	19%	16%
Depreciation and amortization expense	$44	$43	$175	$162

Insulation
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Insulation segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$956	$863	$3,714	$3,184
% change from prior year	11%	19%	17%	22%
EBIT	$153	$128	$612	$446
EBIT as a % of net sales	16%	15%	16%	14%
Depreciation and amortization expense	$50	$52	$206	$208

Roofing
The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Roofing segment (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$799	$712	$3,658	$3,209
% change from prior year	12%	1%	14%	19%
EBIT	$168	$151	$831	$753
EBIT as a % of net sales	21%	21%	23%	23%
Depreciation and amortization expense	$16	$15	$62	$59

Table 6
Owens Corning and Subsidiaries
Corporate, Other and Eliminations
(unaudited)
Corporate, Other and Eliminations
The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Restructuring costs	$(19)	$(12)	$(48)	$(34)
Gain on sale of land in India	—	—	—	15
Gains on sale of certain precious metals	—	12	18	53
Intangible assets impairment charge	(96)	—	(96)	—
Recognition of acquisition inventory fair value step-up	—	—	—	(1)
Acquisition and divestiture-related costs	(2)	—	(7)	—
Gain on sale of Shanghai, China facility	—	—	27	—
Gain on remeasurement of Fiberteq equity investment	—	—	130	—
Loss on sale of Chambery, France DUCS business	(1)	—	(30)	—
Loss on sale of Russian operations	(33)	—	(33)	—
General corporate expense and other	(52)	(52)	(179)	(160)
EBIT	$(203)	$(52)	$(218)	$(127)
Depreciation and amortization	$21	$22	$88	$73

Table 7
Owens Corning and Subsidiaries
EPS Reconciliation Schedules
(unaudited)
(in millions, except per share data)
A reconciliation from net earnings attributable to Owens Corning to adjusted earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended								Twelve Months Ended
	March 31,		June 30,		September 30,		December 31,		December 31,
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
RECONCILIATION TO ADJUSTED EARNINGS
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$304	$210	$343	$298	$470	$260	$124	$227	$1,241	$995
Adjustment to remove adjusting items (a)	(25)	(19)	36	(20)	(123)	6	151	—	39	(33)
Adjustment to remove tax expense/(benefit) on adjusting items (b)	6	5	(2)	4	—	(2)	(26)	—	(22)	7
Adjustment to remove significant tax items and reserve reversals (c)	—	—	—	—	—	—	—	—	—	—
Adjustment to tax expense to reflect pro forma tax rate (d)	8	(6)	2	1	4	8	(14)	(3)	—	—
ADJUSTED EARNINGS	$293	$190	$379	$283	$351	$272	$235	$224	$1,258	$969

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$3.03	$1.98	$3.49	$2.82	$4.84	$2.50	$1.32	$2.23	$12.70	$9.54
Adjustment to remove adjusting items (a)	(0.25)	(0.18)	0.37	(0.19)	(1.27)	0.06	1.60	—	0.40	(0.32)
Adjustment to remove tax expense/(benefit) on adjusting items (b)	0.06	0.05	(0.02)	0.04	—	(0.02)	(0.28)	—	(0.22)	0.07
Adjustment to remove significant tax items and reserve reversals (c)	—	—	—	—	—	—	—	—	—	—
Adjustment to tax expense to reflect pro forma tax rate (d)	0.08	(0.06)	0.02	0.01	0.04	0.08	(0.15)	(0.03)	—	—
ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$2.92	$1.79	$3.85	$2.68	$3.61	$2.62	$2.49	$2.20	$12.88	$9.29

RECONCILIATION TO DILUTED SHARES OUTSTANDING
Weighted average shares outstanding used for basic earnings per share	99.5	105.4	97.6	104.6	96.3	103.1	93.1	100.9	96.6	103.5
Non-vested restricted shares and performance shares	0.7	0.5	0.8	0.8	0.8	0.7	1.1	0.8	1.1	0.8
Options to purchase common stock	—	0.1	—	0.1	—	0.1	—	—	—	—
Diluted shares outstanding	100.2	106.0	98.4	105.5	97.1	103.9	94.2	101.7	97.7	104.3

(a)	Please refer to Table 2 "EBIT Reconciliation Schedules" for additional information on adjusting items.
(b)	The tax impact of adjusting items is based on our expected tax accounting treatment and rate for the jurisdiction of each adjusting item.
(c)	There were no significant tax items in 2022 or 2021.
(d)	To compute adjusted earnings, we apply a full year pro forma effective tax rate to each quarter presented. For 2022, we have used an effective tax rate of 24%, which was our 2022 effective tax rate excluding the adjusting items referenced in (a), (b) and (c). For comparability, in 2021, we have used an effective tax rate of 24%, which was our 2021 effective tax rate excluding the adjusting items referenced in (a), (b) and (c).

Table 8
Owens Corning and Subsidiaries
Free Cash Flow Reconciliation Schedule
(unaudited)

The reconciliation from net cash flow provided by operating activities to free cash flow and the calculation of free cash flow conversion of adjusted earnings ("free cash flow conversion") are shown in the table below (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$675	$335	$1,760	$1,503
Less: Cash paid for property, plant and equipment	(140)	(173)	(446)	(416)
FREE CASH FLOW	$535	$162	$1,314	$1,087
ADJUSTED EARNINGS (a)	$235	$224	$1,258	$969
FREE CASH FLOW CONVERSION (b)	n/a	n/a	104%	112%

(a)	Please refer to Table 7 "EPS Reconciliation Schedules" for the reconciliation from net earnings attributable to Owens Corning to adjusted earnings.
(b)	We compute free cash flow conversion on an annual basis only due to the seasonality of our businesses.